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                                                                     EXHIBIT 5.1

                                 June 10, 1997



Board of Directors
Zonagen, Inc.
2408 Timberloch Place, Suite B-4
The Woodlands, Texas 77380

Gentlemen:

     We have acted as counsel to Zonagen, Inc. (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the offering and sale of up to 2,300,000 shares (the "Shares") of the Company's Common Stock, par value $.001 per share ("Common Stock"), which number of Shares includes 300,000 Shares issuable pursuant to an underwriter's over-allotment option. The Shares will be offered by the several underwriters represented by Volpe Brown Whelan & Company LLC and Raymond James & Associates, Inc.

     As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and document, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     Based on the foregoing and on such legal considerations as we deem relevant for purposes of this opinion, we are of the opinion that the Shares have been duly and validly authorized by all necessary corporate action by the Company and, assuming the due execution and delivery of the certificates for the Shares against payment therefor, the Shares will be validly issued, fully-paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                                                 Very truly yours,


                                                 Andrews & Kurth L.L.P.

2365/1249